Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2026 Profit

First Quarter 2026 Summary

●	Q1 2026 pre-tax income of $108 million, net income of $102 million, or $2.50 per diluted share
●	As recently announced, SkyWest expects to convert its 50-seat, single-class CRJ200 aircraft to a new 41-seat, dual-class configuration (“CRJ450”)
●	SkyWest took delivery of one new E175 aircraft in Q1 2026 under a previously announced agreement with Alaska Airlines

ST. GEORGE, UTAH, April 23, 2026 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q1 2026, including net income of $102 million, or $2.50 per diluted share, compared to net income of $101 million, or $2.42 per diluted share, for Q1 2025. SkyWest’s Q1 2026 net income included a discrete income tax benefit of $12 million, or $0.29 per diluted share, compared to Q1 2025.

Commenting on the results, Chip Childs, President and Chief Executive Officer of SkyWest, said, “Demand for our product remains solid, and we continue to re-invest in our fleet, creating long-term value for our customers, our people, and our shareholders. We look forward to operating the CRJ450 aircraft later this year, with a redesigned cabin that includes Wi-Fi service. The new CRJ450 aircraft further demonstrates the value our fleet flexibility provides to our customers. I want to thank our people for their good work through the challenging winter conditions of the first quarter.”

Financial Results

Revenue was $1.0 billion in Q1 2026, up $65 million, or 7%, from $948 million in Q1 2025. SkyWest’s Q1 2026 block hour production increased 3% compared to Q1 2025, which reflects higher fleet utilization year-over-year and strong demand.

Operating expenses were $889 million in Q1 2026, up $80 million, or 10%, from $809 million in Q1 2025, driven by an expected increase in incremental direct operating costs associated with higher production and higher pilot training costs in Q1 2026 compared to Q1 2025.

Capital and Liquidity

SkyWest had $627 million in cash and marketable securities at March 31, 2026, compared to $707 million at December 31, 2025.

Total debt at March 31, 2026 was $2.4 billion, flat from December 31, 2025, reflecting $116 million in principal debt payments and $118 million in new debt issued for new aircraft and engine financings during Q1 2026. Capital expenditures during Q1 2026 were $102 million for the purchase of one new E175 aircraft, spare engines, and other fixed assets.

SkyWest repurchased 783,000 shares of common stock for $75 million during Q1 2026 at an average price per share of $96.18, up from 268,000 shares repurchased for $27 million during Q4 2025 at an average price per share of $100.43. As of March 31, 2026, SkyWest had $138 million of remaining availability under its current share repurchase program.

Commercial Agreements

As recently announced, SkyWest expects to convert its single-class CRJ200 aircraft operating for United Airlines (“United”) to a new 41-seat, dual-class configuration by 2028. The first redesigned CRJ450 is expected to start service in Fall 2026. The CRJ450 aircraft will have a spacious United First cabin with a large luggage closet instead of overhead bins, larger main cabin overhead bins to fit rollaboard bags, and Starlink Wi-Fi service.

SkyWest is coordinating with its major airline partners regarding the timing of upcoming announced fleet deliveries. The table below summarizes anticipated E175 aircraft deliveries during the periods indicated based on currently available information, which is subject to change. SkyWest had one E175 aircraft delivery for Alaska Airlines (“Alaska”) during Q1 2026, which is reflected in the table below.

	2026	2027	2028	Thereafter	Total
United	8	ꟷ	ꟷ	ꟷ	8
Delta Air Lines	ꟷ	10	6	ꟷ	16
Alaska	1	ꟷ	ꟷ	ꟷ	1
Unassigned	ꟷ	ꟷ	4	40	44
Total	9	10	10	40	69

By the end of 2028, SkyWest anticipates having more than 300 E175 aircraft in its fleet. As previously announced, SkyWest entered into a purchase agreement with Embraer, which secures delivery positions for 44 additional E175s from 2028 through 2032 for potential future flying opportunities. SkyWest also secured purchase rights for 50 additional E175s from Embraer.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 46 million passengers in 2025.

SkyWest will host its conference call to discuss its first quarter 2026 results today, April 23, 2026, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/179256265. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2026 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the timing of scheduled aircraft deliveries, including with respect to aircraft for which SkyWest holds firm delivery positions or purchase rights, the transition of the new E175 aircraft to replace existing aircraft in SkyWest’s fleet and the timing thereof, transition of SkyWest’s CRJ200 fleet to the CRJ450 configuration, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods, SkyWest’s coordination with major airline partners regarding the delivery of aircraft under previously announced agreements and timing of placing new aircraft deliveries into service, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, including the ability to generate long-term value for SkyWest and its customers and people, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, mechanics and other personnel in operations; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft debt commitments; estimated useful life of long-lived assets, residual aircraft values and related asset impairments; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing international hostilities, including those between Russia and Ukraine, Israel and Hamas, and Israel, the United States and Iran, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflicts; the availability of parts used in connection with maintenance and repairs of the aircraft; the availability of suitable replacement aircraft for aging aircraft; the impact of enacted and proposed U.S. tariffs on global economic conditions and the financial markets, passenger demand, the cost of aircraft parts and supplies sourced internationally and the cost of service providers located outside of the United States; the impact of potential future U.S. government shutdowns on air traffic controller staffing, flight cancellations and federal Essential Air Service subsidies; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
OPERATING REVENUES:
Flying agreements	$977,885	$915,994
Lease, airport services and other	35,292	32,461
Total operating revenues	1,013,177	948,455

OPERATING EXPENSES:
Salaries, wages and benefits	422,104	377,311
Aircraft maintenance, materials and repairs	213,027	209,100
Depreciation and amortization	90,216	89,446
Airport-related expenses	36,170	27,823
Aircraft fuel	38,904	24,488
Other operating expenses	89,070	80,910
Total operating expenses	889,491	809,078
OPERATING INCOME	123,686	139,377

OTHER INCOME (EXPENSE):
Interest income	8,597	10,086
Interest expense	(24,465)	(27,118)
Other expense, net	(48)	(1,627)
Total other expense, net	(15,916)	(18,659)

INCOME BEFORE INCOME TAXES	107,770	120,718
PROVISION FOR INCOME TAXES	6,078	20,167
NET INCOME	$101,692	$100,551

BASIC EARNINGS PER SHARE	$2.54	$2.48
DILUTED EARNINGS PER SHARE	$2.50	$2.42

Weighted average common shares:
Basic	39,999	40,490
Diluted	40,668	41,599

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31,	December 31,
	2026	2025
Cash and marketable securities	$627,254	$706,909
Other current assets	385,391	384,285
Total current assets	1,012,645	1,091,194

Property and equipment, net	5,790,181	5,742,968
Deposits on aircraft	100,000	100,000
Other long-term assets	443,512	452,087
Total assets	$7,346,338	$7,386,249

Current portion, long-term debt	$598,438	$546,812
Other current liabilities	1,035,148	1,120,796
Total current liabilities	1,633,586	1,667,608

Long-term debt, net of current maturities	1,795,692	1,845,272
Other long-term liabilities	1,184,805	1,126,936
Stockholders' equity	2,732,255	2,746,433
Total liabilities and stockholders' equity	$7,346,338	$7,386,249

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	March 31, 2026	December 31, 2025	March 31, 2025
E175 aircraft	271	270	262
CRJ900 aircraft	38	36	35
CRJ700 aircraft	78	82	88
CRJ550 aircraft	46	41	26
CRJ200 aircraft	67	58	77
Total aircraft in service or under contract	500	487	488

As of March 31, 2026, SkyWest leased 41 CRJ550s, one CRJ700 and five CRJ900s to third parties and had 11 CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended March 31,
Block hours by aircraft type:	2026	2025	% Change
E175s	211,459	207,362	2.0%
CRJ900s	27,970	22,988	21.7%
CRJ700s	57,703	64,005	(9.8)%
CRJ550s	24,471	11,072	121.0%
CRJ200s	41,330	46,728	(11.6)%
Total block hours	362,933	352,155	3.1%

Departures	204,019	201,838	1.1%
Passengers carried	10,332,510	10,390,364	(0.6)%
Adjusted flight completion	99.9%	99.9%	—	pts
Raw flight completion	97.2%	98.8%	(1.6)	pts
Passenger load factor	78.0%	78.6%	(0.6)	pts
Average trip length	472	465	1.5%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of March 31, 2026 and December 31, 2025 (dollars in thousands, unaudited).

	Three Months Ended
	March 31,
	2026	2025
Revenue recognized in excess of fixed cash payments received	$23,914	$12,910

	As of March 31,	As of December 31,
	2026	2025
Cumulative fixed cash payments received in excess of revenue recognized, commonly referred to as "deferred revenue"	$240,695	$264,609